EXHIBIT 99.1

546 E. Main Street • Lexington, KY 40508 • 859-226-4356 • www.triplecrownmedia.com
CNHI AND TRIPLE CROWN MEDIA SWAP PROPERTIES
April 7, 2006 — Community Newspaper Holdings, Inc. (CNHI) and Triple Crown Media, Inc. (Nasdaq: TCMI) announced today they are exchanging certain newspaper properties. TCMI will acquire The Clayton Daily News, Jonesboro, GA; The Henry Herald, McDonough, GA; and the Progress-Argus, a weekly in Jackson, GA.
CNHI will receive in exchange, the Goshen News of Goshen, IN.
Other terms of the transaction were not released.
Donna Barrett, CEO of CNHI said, “While we have enjoyed our opportunity to compete in the suburban Atlanta market, we think the Goshen News is a better fit for our company’s overall strategic direction. We look forward to becoming part of the Goshen community and are confident that Triple Crown Media will be quite successful with these acquisitions.”
Tom Stultz, President & CEO of TCMI said, “It is difficult to let go of a great newspaper like The Goshen News that has been so successful for us under the management of Publisher John Reynolds. At the same time, we are delighted to add three newspapers to our growing Georgia newspaper operations. We feel this is a great fit for both companies and look forward to working with the management of our newly acquired Georgia papers and serving these growing communities.”
TCMI also owns The Albany Herald, the Gwinnett Daily Post, the Rockdale Citizen and the Newton Citizen, all in Georgia.
CNHI, based in Birmingham, Ala., is an independent, privately-owned publishing company whose holdings include daily and weekly newspapers along with shopper and specialty publications. The company currently operates 90 daily newspapers and approximately 210 non-daily publications in more than 200 communities throughout the United States.
With the swap, Triple Crown Media owns and operates six daily newspapers and one weekly newspaper, and is a leading provider of primarily paging and other wireless services in non-major metropolitan areas in Alabama, Florida and Georgia, where it also operates 14 retail locations. Triple Crown Media, through its subsidiary, Host Communications, Inc., is engaged in the Collegiate Marketing and Production Services business and Association Management Services business. The Collegiate Management and Production Services business provides sports marketing and production services to a number of collegiate conferences and universities and, through a contract with CBS Sports, on behalf of the National Collegiate Athletic Association. The Association Management Services business provides various associations with services such as member communication, recruitment and retention, conference planning, Internet web site management, marketing and administration. The company is based in Lexington, KY.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning expected benefits of the exchange of newspapers described herein. In addition, words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements.
For additional information contact:
Triple Crown Media, Inc., Thomas J. Stultz, President & CEO, 1-859-226-4356 or Frederick J. Erickson, Chief Financial Officer,
1-859-226-4376.
CNHI, Donna Barrett, President & CEO, 1-205-298-7126 or Lynn Pearson, Chief Financial Officer, 1-205-298-7117.